Exhibit 99.10

Pazoo Power T-Shirts Now Available On WWW.PAZOO.COM

Whippany, N.J., May 29, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that Pazoo Power T-Shirts are now available for purchase on www.pazoo.com.  “Be Inspired. Live Powerful!” Motivating words for fans of Pazoo are now also words you can wear with the introduction of our new t-shirts.

The message on each shirt is a perfect fit with Pazoo’s commitment to helping you control your own health and wellness destiny – as well as your pet’s. Plus, a portion of the proceeds from each sale will be donated to MAKE-A-WISH® of New Jersey to help brighten the lives of kids with life-threatening medical conditions.

The two designs – PAZOO PURPLE LOGO and PAZOO MEDICAL MARIJUANA LEAF – are quality printed on eco-friendly, natural fabrics that will make you look and feel great. Made from either a 100% Organic Cotton Blend or 55% Hemp/45% Organic Cotton Mix, these shirts will keep you cooler this summer and warmer in colder weather. They won’t fade with repeated washings, and will actually get softer over time.

The PAZOO LOGO T-Shirt showcases the website’s “Be Inspired. Live Powerful!” rally cry in purple ink on a solid black background. The green-on-black LEAF T-Shirt displays Pazoo’s support for our new partner MA & Associates – a company entering the business of testing medical marijuana, which Pazoo believes is a valuable addition to the health and wellness tool kit for treating illnesses and relieving pain and other disabling symptoms.

CEO of Pazoo, Inc., David Cunic stated, “Pazoo retail has always been one of our main pillars in our business model from the very beginning. We are very happy to add our Pazoo T-shirts to our Pazoo retail line and know all of our Pazoo supporters will enjoy them!”

Order your Pazoo Power T-Shirt now:

Purple Logo: http://www.pazoo.com/shop/product_info.php?products_id=835 HYPERLINK "http://www.pazoo.com/shop/product_info.php?products_id=835&osCsid=p1efFtV1jc59bdvdc9EMX3"& HYPERLINK "http://www.pazoo.com/shop/product_info.php?products_id=835&osCsid=p1efFtV1jc59bdvdc9EMX3"osCsid=p1efFtV1jc59bdvdc9EMX3

Green Leaf:  http://www.pazoo.com/shop/product_info.php?products_id=836 HYPERLINK "http://www.pazoo.com/shop/product_info.php?products_id=836&osCsid=p1efFtV1jc59bdvdc9EMX3"& HYPERLINK "http://www.pazoo.com/shop/product_info.php?products_id=836&osCsid=p1efFtV1jc59bdvdc9EMX3"osCsid=p1efFtV1jc59bdvdc9EMX3

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: May 29, 2014